Exhibit 99.13

           Stock Purchase Agreement--2002 Employee Stock Purchase Plan




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                       LIGAND PHARMACEUTICALS INCORPORATED
                          EMPLOYEE STOCK PURCHASE PLAN
                            STOCK PURCHASE AGREEMENT

          I hereby elect to participate in the Employee Stock Purchase Plan (the "ESPP") for the offering period specified below, and I hereby subscribe to purchase shares of Common Stock of Ligand Pharmaceuticals Incorporated (the "Corporation") in accordance with the provisions of this Agreement and the ESPP. I understand that I may participate through payroll deductions from each of my paychecks following my entry into the ESPP in any 1% multiple of my cash earnings (not to exceed a maximum of 10%). Such payroll deductions will not begin, however, until I receive the official ESPP Prospectus under the federal securities laws and complete the requisite payroll deduction authorization form. Once I authorize such payroll deductions, those deductions will be governed by the provisions of this Stock Purchase Agreement.

          The offering period is divided into a series of successive purchase intervals. Those purchase intervals will each be of three months duration and will run from the first business day of January to the last business day of March each year, from the first business day of April to the last business day of June each year, from the first business day of July to the last business day of September each year and from the first business day of October to the last business day of December each year. The first purchase interval will commence on July 1, 2002 and end on September 30, 2002. My participation will automatically remain in effect from one purchase interval to the next in accordance with my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction or unless my employment status changes. I may reduce the rate of my payroll deductions on one occasion per purchase interval, and I may increase my rate of payroll deductions to become effective at the beginning of any subsequent purchase interval.

          My payroll deductions will be accumulated for the purchase of shares of Common Stock on the last business day of each purchase interval within the offering period. The purchase price per share will be equal to 85% of the LOWER of (i) the fair market value per share of Common Stock on the start date of the offering period (or if I enter an ongoing offering period, the fair market value on my entry date) or (ii) the fair market value per share on the purchase date. I will also be subject to ESPP restrictions (i) limiting the maximum number of shares which I may purchase per purchase interval, (ii) limiting the maximum number of shares which may be purchased in total by all participants per purchase interval (if such limitations are implemented) and (iii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

          I may withdraw from the ESPP at any time prior to the last business day of the purchase interval and elect either to have the Corporation refund all my payroll deductions for that interval or to have such payroll deductions applied to the purchase of Common Stock at the end of such interval. However, I may not rejoin that particular offering period at any later date. Upon the termination of my employment for any reason (including death or disability) or my loss of eligible employee status, my participation in the ESPP will immediately cease, and all my payroll deductions for the purchase interval in which my employment terminates or my loss of eligibility occurs will immediately be refunded.

          If I take an unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the purchase interval in which my leave begins will, at my election, either be refunded or applied to the purchase of shares of Common Stock at the end of that purchase interval. If my re-employment is guaranteed by either law or contract, or if I return to active service within ninety (90) days, then upon my return my payroll deductions will automatically resume at the rate in effect when my leave began.

          The Corporation will issue a stock certificate for the shares purchased on my behalf after the end of each purchase interval. The certificate will be issued to me or to my spouse and me and mailed as I direct upon enrollment. I will notify the Corporation of any disposition of shares purchased under the ESPP, and I will satisfy all applicable income and employment tax withholding requirements applicable either at the time of my acquisition of ESPP shares or at the time of my subsequent disposition of those shares. I understand that ESPP shares that I wish to sell may be subject to the Corporation's Insider Trading Policy.

          The Corporation has the right, exercisable in its sole discretion, to amend or terminate all outstanding purchase rights under the ESPP at any time, with such amendment or termination to become effective immediately

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following the end of any purchase interval. Upon any such termination, I will cease to have any further rights to purchase shares of common stock under this Agreement.

          Should the fair market value of the Common Stock on any purchase date within the offering period be less than the fair market value of the Common Stock on the start date of the offering period, then the offering period will terminate with that purchase date, and my participation in the ESPP will automatically be transferred to the new offering period which begins on the next business day thereafter.

          I have read this Agreement and hereby agree to be bound by the terms of both this Agreement and the ESPP. However, the effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP.

Dated as of _________________, _____

                               Signature of Employee__________________________
                               Printed Name:__________________________________

Offering Period: Initial Offering Period ending on the last business day in June 2004.